Ismo

Tech solutions, inc.

Representations and Warranties

Representations, Warrants and Covenants.  Buyer hereby represents warrants, covenants and agrees as follows:

(a)

Buyer is at least eighteen (18) years of age with an address as set forth in this Subscription Agreement.

(b)

Except as set forth in the Prospectus and the exhibits thereto, no representations or warranties, oral or otherwise, have been made to Buyer by the Company or any other person, whether or not associated with the Company or this offering.  In entering into this transaction, Buyer is not relying upon any information, other than that contained in the Prospectus and the exhibits thereto and the results of any independent investigation conducted by Buyer at Buyer’s sole discretion and judgment.

(c)

Buyer understands that his or her investment in the Shares is speculative and involves a high degree of risk, and is not recommended for any person who cannot afford a total loss of the investment.  Buyer is able to bear the economic risks of an investment in the Offering and at the present time can afford a complete loss of such investment.

(d)

Buyer is under no legal disability nor is Buyer subject to any order, which would prevent or interfere with Buyer’s execution, delivery and performance of this Subscription Agreement or his or her purchase of the Shares.

(e)

The Shares are being purchased solely for Buyer’s own account and not for the account of others and for investment purposes only, and are not being purchased with a view to or for the transfer, assignment, resale or distribution thereof, in whole or part.  Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement with respect to the transfer, assignment, resale or distribution of any of the Shares.

(f)

Buyer has been furnished with the Prospectus.  Buyer has assessed the merit of this offering on his or her own or otherwise consulted exclusively with his or her attorney, accountant, or such other professional advisors with respect to any investment in the Shares as Buyer deems necessary or advisable

Indemnification

(a)

Buyer acknowledges an understanding of the meaning of the legal consequences of Buyer’s representations and warranties contained in this Subscription Agreement and the effect of his or her signature and execution of this Agreement, and Buyer hereby agrees to indemnify and hold the Company and each of its officers and/or directors, representatives, agents or employees, harmless from and against any and all losses, damages, expenses or liabilities due to, or arising out of, a breach of any representation, warranty or agreement of or by Buyer contained in this Subscription Agreement.

Acceptance of Subscription.

(a)

It is understood that this subscription is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and complete discretion.  If this subscription is rejected in whole, the Company shall return to Buyer, without interest, the Payment tendered by Buyer, in which case the Company and Buyer shall have no further obligation to each other hereunder.  In the event of a partial rejection of this subscription, Buyer’s Payment will be returned to Buyer, without interest, whereupon Buyer agrees to deliver a new payment in the amount of the purchase price for the number of Shares to be purchased hereunder following a partial rejection of this subscription.

Governing Law.

(a)

This Subscription Agreement shall be governed and construed in all respects in accordance with the laws of the State of Nevada without giving effect to any conflict of laws or choice of law rules.

Ismo

Tech solutions, inc.

Subscription Agreement

Investment:

The undersigned (“Buyer”) subscribes for ______ Shares of Common Stock of ISMO Tech Solutions, Inc. at US$0.02 per share.  Total subscription price (US$0.02 times number of Shares): = US$________.  (ALL FUNDS MUST BE DENOMINATED IN UNITED STATES CURRENCY).

The buyer confirms subscription and purchase of said shares and hereby agrees to pay the subscription price for these shares.  The buyer further confirms that Mr. Enrique Navas solicited him/her/it to purchase the said shares of common stock of ISMO Tech Solutions, Inc. and no other person participated in such solicitation other than Mr. Enrique Navas.

Please make checks payable to:

ISMO TECH SOLUTIONS, INC.

Investor information:

Name (type or print)		SSN/EIN/Taxpayer I.D.
E-Mail address:
Address

Joint Name (type or print)		SSN/EIN/Taxpayer I.D
E-Mail address:
Address (If different)

Mailing Address (if different):
		Street	City/State	Zip

Business Phone:	( )	Home Phone:	( )

Type of ownership: (You must check one box)

[ ]	Individual	[ ]	Custodian for ______________
[ ]	Tenants in Common	[ ]	Uniform Gifts to Minors Act of the State of: __________
[ ]	Joint Tenants with rights of Survivorship	[ ]	Corporation (Inc., LLC, LP) – You MUST list ALL officers, directors, partners, managers, etc.:
[ ]	Partnership (Limited Partnerships use “Corporation”)
[ ]	Trust
[ ]	Community Property	[ ]	Other (please explain) ____________

IN WITNESS WHEREOF, this Subscription Agreement has been executed and delivered by the Buyer and by the Company on the respective dates set forth below.

INVESTOR SUBSCRIPTION ACCEPTED AS OF
day of ,
Signature of Buyer
Ismo TECH SOLUTIONS, INC.
Printed Name	Casa 11 – Princesa de Gales Calle Oxford, Las Cumbres Panama, Republic de Panama

Date	By:
Enrique Navas